 Exhibit 99.1

CONVERSION NOTICE

TO THE HOLDERS OF

LIVENT CORPORATION

4.125% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP No. 53814L AB4

ISIN No. US53814LAB45

October 19, 2023

WHEREAS, Livent Corporation (the “Company”) entered into that certain Transaction Agreement, dated as of May 10, 2023 (the “Transaction Agreement”), by and among the Company, Allkem Limited, an Australian public company limited by shares, and Allkem Livent plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey), pursuant to which, among other things, an indirect subsidiary of Allkem Livent plc will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Allkem Livent plc. The anticipated effective date of the Merger is expected to be on or about January 3, 2024 (the “Anticipated Effective Date”), subject to satisfaction of the closing conditions to the Transaction Agreement.

NOTICE IS HEREBY GIVEN, pursuant to Section 14.01(b)(iii) of that certain Indenture, dated as of June 25, 2020 (the “Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), which governs the Company’s 4.125% Convertible Senior Notes due 2025 (the “Notes”), that all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after October 20, 2023, the date that is 50 Scheduled Trading Days prior to the Anticipated Effective Date until 35 Trading Days after the actual effective date of the Merger.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture. This notice is qualified in its entirety by the terms and conditions outlined in the Indenture.

A Note shall be deemed to have been converted immediately prior to the close of business on the date that the Holder has complied with the requirements set forth in Section 14.02(b) of the Indenture, which provides that before any Holder of a Note shall be entitled to convert a Note, such Holder shall: in the case of a Global Note, comply with the procedures of the Depositary Trust Company in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) of the Indenture.

Pursuant to Section 14.01(a) of the Indenture, the Conversion Rate shall be 114.4885 shares of Common Stock per $1,000 principal amount of Notes. The Conversion Price for each Note surrendered will be equal to $1,000 divided by the Conversion Rate, or $8.73. Upon conversion of the Notes, the Company shall pay or deliver, as the case may be, the consideration due subject to, and in accordance with, the settlement provisions of Section 14.02 of the Indenture.

The CUSIP and ISIN numbers referred to above have been assigned to the Notes by an organization not affiliated with the Company or the Trustee and are included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP or ISIN numbers, nor is any representation made as to their correctness or accuracy on the Notes or as indicated in this notice.

[Signature Page Follows]

LIVENT CORPORATION

By:	/s/ Gilberto Antoniazzi
	Name:	Gilberto Antoniazzi,
	Title:	Vice President, Chief Financial Officer and Treasurer